INDEPENDENT AUDITORS' CONSENT




Plan Administrator
Covenant Transport, Inc.:


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-2654, 33-88686, 333-67559, 333-37356, 333-50174, 333-88486, and
333-105880) of Covenant Transport, Inc. of our report dated May 9, 2003, relating to the statements of net assets available for plan benefits of Covenant Transport, Inc. 401 (k) and Profit Sharing Plan as of December 29, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 29, 2002, and related supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of Covenant Transport, Inc. 401(k) and Profit Sharing Plan.



                                  /s/ KPMG LLP




Atlanta, Georgia
June 24, 2003